AFFIDAVIT


     I, Jeffery H. Lee, being over the age of eighteen and first duly sworn, do hereby state and aver as follows:

1. I reside at 2230 Dexter Street, Denver, Colorado 80207. I am the Vice President and a director of Posteralley.com, Inc. Posteralley.com has filed a Registration Statement on Form SB-2 with the U.S. Securities and Exchange Commission pursuant to which it proposes to offer and sell a minimum of 50,000, and a maximum of 100,000, shares of common stock for gross proceeds of a minimum of $25,000 and a maximum of $50,000 (hereinafter referred to as the "Offering").

2. I will be the sole associated person of Posteralley.com who will conduct the Offering as agent for Posteralley.com. I will not permit either Mr. Scott M. Thornock, the President, the Treasurer and a director of Posteralley.com, or Mr. Bruce A. Capra, the Secretary and a director of Posteralley.com, to participate in any capacity, directly or indirectly, in the Offering. In this regard, I will not solicit the identity of any of the contacts of either Mr. Thornock or Mr. Capra as prospective subscribers for shares of common stock in the Offering.

3. I intend to offer the shares of common stock in the Offering, initially, to Posteralley.com's existing shareholders and, thereafter, to my own contacts that I have developed as a successful licensed real estate broker and businessman since 1990.

     Further, Affiant sayeth not.

     Dated this 29th day of June, 2001.


                                           /s/ Jeffery H. Lee
                                           -------------------------------------
                                                                  Jeffery H. Lee
STATE OF COLORADO                   )
                                    )        ss.
CITY AND COUNTY OF DENVER           )


     Subscribed  and sworn to before me this 29th day of June,  2001, by Jeffery
H. Lee, who stated that the foregoing is true and correct to the best of his knowledge and belief and that the same is given freely and under no duress of any sort.


                                           /s/ Crystal Noel Long
                                           -------------------------------------
                                                                   Notary Public

                                           3300 East First Avenue
                                           -------------------------------------
                                                                         Address

                                           Denver, Colorado  80206
                                           -------------------------------------
                                                                         Address

My Commission expires:  11-9-2001
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